SECOND QUARTER REPORT 2012

Fellow Shareholders:

Our priorities remain focused for 2012 and beyond. We have three priorities. First we will continue to work with our existing portfolio companies to reach positive liquidity events. Second, we are working to generate predictable and near-term income by increasing our venture debt investments and taking advantage of opportunities provided to us by our newly publicly traded positions. Third, we are working to increase our assets under management without issuing common stock.

Of these priorities, the first and third create the potential to fundamentally change the return potential of Harris & Harris Group, as they give us new capital to manage and provide the spark for movement in net asset value per share (“NAV”). The second priority permits us to have more control over our future by offsetting expenses in a more predictable manner and reducing the downward pressure caused by these expenses on NAV. As we have stated previously, we believe our late-stage companies are well positioned for liquidity events between now and 2014. We believe many of our mid-stage companies could be in a position to complete transactions that create liquidity over this same time period.

We are excited about our existing venture capital portfolio. Solazyme remains a large part of our portfolio, its liquidity gives us potential capital for future investments and we believe its business has plenty of upside potential to capture. However, we believe the financial markets have not yet focused on the companies in our portfolio that are becoming the next Solazyme. The financial market’s inability to value both true innovation and long-term investment theses has created a situation where a significant portion of Harris & Harris Group’s future growth is now underappreciated. We provide two such examples below.

Metabolon is a late-stage company in which we made our initial investment in 2006. Metabolon is operating in the rapidly developing personalized medicine and molecular diagnostic markets. It has the capital necessary to execute on its business plan. As of June 30, 2012, we have $5,999,999 invested in Metabolon.

Metabolon uses its proprietary biochemical profiling platform to identify biomarkers useful for the development of diagnostics and to provide insight into complex biological processes such as drug action, toxicology and bioprocess optimization. Since our initial investment, the company has grown its revenues from its service business from $3 million in 2006 to over $17 million in 2011 at a compound annual growth rate of over 40 percent. This year, Metabolon announced the acquisition of Lipomics Technologies, Inc., a company that developed the TrueMass Profiling system for analysis of lipids, including metabolites of fatty acids, sterols, and amino acids. This system is complementary to Metabolon’s biochemical profiling platform and could expand the company’s capabilities in the analysis of biomarkers relevant to disease. Metabolon also announced a multi-year alliance with Takeda Pharmaceutical Company of Japan for the discovery of therapeutic targets and biomarkers.

The company also partnered with Health Diagnostic Laboratory, Inc., to bring its Quantose test to market for the diagnosis of insulin resistance, which is an indicator of the risk of a patient becoming diabetic. Knowing this information may lead a patient and his/her physician to take steps that could help delay or prevent the onset of diabetes.

D-Wave Systems, Inc., is a mid-stage company in which we made our initial investment in 2006. D-Wave has built the world’s first commercial quantum computer. D-Wave recently completed a successful financing giving it the necessary capital to execute on its business. As of June 30, 2012, we have $4,361,411 invested in D-Wave.

When we made our initial investment, the company had demonstrated low-single-digit q-bit quantum computers. Since our original investment, the company has demonstrated working processors with more than 100 q-bits. Today, it is making progress toward its next chip that will have over 500 q-bits. Further, since our investment, D-Wave confirmed the quantum mechanical nature of its chips through a peer-reviewed paper published in Nature, partnered with Google on internet-search applications and completed the first sale of a commercial quantum computer, the D-Wave One, to Lockheed Martin. D-Wave’s quantum computers are particularly well suited to solve computationally hard problems including 1) optimizations in learning systems, 2) un-supervised categorizations, 3) software and hardware verification, 4) pattern recognition, 5) financial analysis and 6) bio-informatics. These types of problems include thousands, and sometimes millions of independent variables that are all interconnected and where the independent variables all contribute significantly into the final answer to the problem.

On August 14, 2012, researchers at Harvard presented results of the largest protein folding problem solved to date using a quantum computer. The folding and shape of a protein is closely related to its function. Using D-Wave’s quantum computer, the researchers were able to model protein folding states and thus get insights into protein function. Insights such as this will be crucial for understanding enzymes and for the treatment of misfolded-protein diseases such as Alzheimer’s, Huntington’s and Parkinson’s. This work could accelerate drug and vaccine design as well as help tackle other structure/function problems such as molecular recognition, protein design and sequence alignment. This type of optimization is difficult and time consuming to perform using standard computing platforms.

Additionally, in the second quarter of this year, NASA issued a solicitation for a project collaboration focused on solving problems of relevance to the space industry using a quantum computer. This solicitation noted the limitations of existing supercomputing resources to solve such problems and that NASA currently intends to award this program to D-Wave Systems as it is not aware of any other vendor that has a product with the capabilities required by this program.

Again, we encourage our shareholders to go to our website at www.hhvc.com or to our Facebook page at http://www.facebook.com/harrisharrisvc where we have posted links to summaries of our portfolio companies and related announcements.

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Having just completed two weeks of viewing the Olympics, the most lasting image is the ingrained, intense expression of pride and joy that comes from those competitors that have completed something remarkable whether that is winning a gold medal, setting a world record or exceeding pre-determined expectations. It results from embracing risk, working to overcome the odds, and finally succeeding where others have not succeeded previously. Watching it so clearly in a sports setting reminded us of how little of these deep-seated expressions we have embraced in our scientific innovation and our economy recently. This loss appears correlative with our stagnating economy.

But business and thought leaders are finally beginning to address risk and innovation in looking for solutions to our current economic quagmire. Engines of economic growth such as innovation, entrepreneurship and risk taking are returning once again to the public conversation. We believe this new dialog is important for the success of venture investing.

Stimulating new, transformative products and risk taking - not crushing it - is the primary way to realize economic prosperity in a capitalist economy. From a financial market perspective, re-invigorating a long-term investment strategy that fosters public listings and the subsequent job growth that results is also part of the solution. The answer is not financial engineering, volatility trading or regulations that protect the incumbents. It is encouraging to witness the concepts of innovation and long-term investing returning to the conversation, at least by leading thinkers and business leaders. We hope it will become contagious.

Edward Conard, a former Managing Director at Bain Capital recently wrote, “the 10 percent of workers who create close to half our GDP have to create more value through increased productivity and risk taking… Innovation is the only way to keep our economy at full utilization. And it’s the only way to return to the heated level of employment and growth our economy achieved prior to the Financial Crisis.”

Nicholas Carr recently wrote an article in The Wall Street Journal about what is behind innovation’s turn towards the trifling. He says, “one consequence is that inventions have become less visible and transformative. We’re no longer changing the shape of the physical world or even of society… if we want to see a resurgence in big thinking and grand invention, if we want to promote breakthroughs that will improve not only our own lives but those of our grandchildren, we need to enlarge our aspirations.”

The Wall Street Journal recently ran an opinion article by Michael Malone focusing on innovation. Mr. Malone states that “Three years after the recession was declared officially over, unemployment remains high and there’s worry that a new recession is down the road. And yet waiting in the wings for when we get our economic policies in order are a mounting number of stunning discoveries, inventions and technological breakthroughs that could set off a burst of growth as big as any in living memory.” Mr. Malone first highlights nanotechnology. “Indeed the range of emerging applications for nanomaterials is so wide-ranging and important that, together, they suggest an impending turning point in high tech as important as silicon and integrated circuitry were half a century ago.” Mr. Malone then focuses on a few other innovations before ending, by saying, “It’s all on the way. Together, these trends offer the potential for a golden era.”

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Innovation, or turning disruptive new technologies into transformative companies, is what we do at Harris & Harris Group. Our optimism may be early as our business model encourages us to remain ahead of the curve, but Harris & Harris Group is well positioned if the teachings of these thought leaders becomes widespread.

We are turning optimistic. The discourse around solving our economic problems is changing. Our nanotechnology thesis remains robust, giving us transformative companies to invest in at low valuations and allowing our existing companies to execute on their business plans successfully. We believe we have identified the solutions necessary, as indicated in our priorities discussed above, to be successful in what has been a difficult and changing venture capital environment.

We now need to execute on these priorities. We remain focused on increasing value for our shareholders. Thank you for your continued support.

Douglas W. Jamison	Daniel B. Wolfe
Chairman, Chief Executive Officer	President, Chief Operating Officer,
and Managing Director	Chief Financial Officer and Managing Director

Alexei A. Andreev	Misti Ushio
Executive Vice President and Managing Director	Executive Vice President and Managing Director

August 22, 2012

This letter may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this letter. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including but not limited to, the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results. Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties. The references to the websites www.HHVC.com and www.facebook.com have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this letter. Harris & Harris Group is not responsible for the contents of third party websites.

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